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                                  EXHIBIT 99.2
                              MISCELLANEOUS EXHIBIT

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                                                                  March 28, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C. 20549

RE   Arthur Andersen LLP
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Ladies and Gentleman:

     Pursuant to Temporary Note 3T to Article 3 of Regulation S_X adopted by the Securities and Exchange Commission, Arthur Andersen has represented to us the following regarding the audit of our consolidated balance sheets as of December 31, 2001 and December 31, 2000, and the related consolidated statements of income, cash flows and comprehensive income and shareholders' equity for each of the three years in the period ended December 31, 2001

     The audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foregn affiliates of Arthur Andersen to conduct the relevant portions of the audit.

                                                   Sincerely.


                                                   /s/ Kathy Heilig
                                                   Kathy Heilig
                                                   Vice President and Controller

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